Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-231751

The Toronto-Dominion Bank $3,442,000 Leveraged Capped Buffered Basket-Linked Notes due December 16, 2022

The notes do not bear interest. The amount that you will be paid on your notes on the maturity date (December 16, 2022) is based on the performance of an unequally weighted basket of five indices: the EURO STOXX 50® Index (36% weighting), TOPIX (29% weighting), the FTSE® 100 Index (16% weighting), the Swiss Market Index (11% weighting), and the S&P/ASX 200 Index (8% weighting), as measured from the pricing date (December 14, 2020) to and including the valuation date (December 14, 2022).
If the final basket level on the valuation date is greater than the initial basket level, the return on your notes will be positive and will equal the participation rate of 119.00% times the percentage change of the basket, subject to the maximum payment amount of $1,185.64 for each $1,000 principal amount of your notes. If the final basket level declines by up to 10.00% from the initial basket level, you will receive the principal amount of your notes. If the final basket level declines by more than 10.00% from the initial basket level, the return on your notes will be negative, and you will lose approximately 1.1111% of the principal amount of your notes for every 1% that the final basket level has declined below the buffer level of 90.00% of the initial basket level. Despite the inclusion of the buffer level, due to the downside multiplier you may lose your entire principal amount.
The initial basket level was set to 100 on the pricing date and the final basket level will equal (i) 100 times (ii) the sum of 1 plus, as calculated for each basket component, (a) the percentage change of each basket component from the pricing date to the valuation date multiplied by (b) its weighting in the basket. The initial index level of each basket component is: 3,503.96 with respect to the EURO STOXX 50® Index, 1,790.52 with respect to TOPIX, 6,531.83 with respect to the FTSE® 100 Index, 10,373.03 with respect to the Swiss Market Index and 6,660.249 with respect to the S&P/ASX 200 Index.
To determine your payment at maturity, we will calculate the percentage change of the basket, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
●
if the percentage change is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 119.00% times (c) the percentage change, subject to the maximum payment amount;

●
if the percentage change is zero or negative but not below -10.00% (the final basket level is equal to the initial basket level or is less than the initial basket level, but not by more than 10.00%), $1,000; or

●
if the percentage change is negative and is below -10.00% (the final basket level is less than the initial basket level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the downside multiplier of approximately 111.11% (see page P-4) times (c) the sum of the percentage change plus 10.00%. You will receive less than the principal amount of your notes.

Decreases in the levels of the basket components may offset increases in the levels of other basket components. The performance of the basket components with higher weightings will have a larger impact on your return on the notes. The notes do not guarantee the return of principal at maturity.
The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality. Any payments on the notes are subject to our credit risk. The notes will not be listed or displayed on any securities exchange or electronic communications network.
You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-8 of this pricing supplement.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The initial estimated value of the notes at the time the terms of your notes were set on the pricing date was $975.00 per $1,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-8 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$1,000.00	$17.50	$982.50
Total	$3,442,000.00	$60,235.00	$3,381,765.00
1 See “Supplemental Plan of Distribution (Conflicts of Interest)” herein for additional information.

TD Securities (USA) LLC	Goldman Sachs & Co. LLC
Agent
Pricing Supplement dated December 14, 2020

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.
We or Goldman Sachs & Co. LLC (“GS&Co.”), or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we or GS&Co., or any of our or their respective affiliates, informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.
Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, estimated costs which TD may incur in connection with the Notes and an estimate of the difference between the amounts TD pays to GS&Co. or an affiliate and the amounts that GS&Co. or an affiliate pays to us in connection with hedging your Notes as described further under “Supplemental Plan of Distribution (Conflicts of Interest)” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s and GS&Co.’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your Notes on the Pricing Date, based on its pricing models and taking into account TD’s internal funding rate, plus an additional amount (initially equal to $38.40 per $1,000 Principal Amount). Prior to March 14, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through March 13, 2021).
On and after March 14, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Notes (if it makes a market) will equal approximately the then-current estimated value of your Notes determined by reference to such pricing models. For additional information regarding the value of your Notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes”.
If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
We urge you to read the “Additional Risk Factors” herein.

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series E
Type of Note:	Leveraged Capped Buffered Basket-Linked Notes (the “Notes”)
Term:	Approximately 24 months
Basket:	An unequally weighted basket consisting of the following indices (each, a “Basket Component”):
Basket Component	Bloomberg Ticker	Component Weighting	Initial Index Level*
EURO STOXX 50® Index	SX5E	36%	3,503.96
TOPIX	TPX	29%	1,790.52
FTSE® 100 Index	UKX	16%	6,531.83
Swiss Market Index	SMI	11%	10,373.03
S&P/ASX 200 Index	AS51	8%	6,660.249
* With respect to each Basket Component, its Closing Level on the Pricing Date.
CUSIP / ISIN:	89114T2K7 / US89114T2K73
Agents:	TD Securities (USA) LLC (“TDS”) and Goldman Sachs & Co. LLC (“GS&Co.”)
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:
$1,000 per Note; $3,442,000 in the aggregate for all the offered Notes; the aggregate Principal Amount of the offered Notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of this pricing supplement.

Pricing Date:	December 14, 2020
Issue Date:	December 21, 2020
Valuation Date:	December 14, 2022, subject to postponement for market disruption events and other disruptions, as described in “— Final Index Level” below.
Maturity Date:
December 16, 2022, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Maturity Date” beginning on page PS-19 in the product prospectus supplement and in “— Final Index Level” below.

Payment at Maturity:
For each $1,000 Principal Amount of the Notes, we will pay you on the Maturity Date an amount in cash equal to:
●       if the Final Basket Level is greater than or equal to the Cap Level, the Maximum Payment Amount;
●      if the Final Basket Level is greater than the Initial Basket Level but less than the Cap Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Leverage Factor times (c) the Percentage Change;
●      if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level, $1,000; or
●       if the Final Basket Level is less than the Buffer Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Downside Multiplier times (c) the sum of the Percentage Change plus the Buffer Percentage.
If the Final Basket Level is less than the Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose their entire Principal Amount.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Leverage Factor:	119.00%
Cap Level:	115.60% of the Initial Basket Level
Buffer Percentage:	10.00%
Buffer Level:	90.00, which is 90.00% of the Initial Basket Level
Downside Multiplier:	The quotient of the Initial Basket Level divided by the Buffer Level, expressed as a percentage, which equals approximately 111.11%
Maximum Payment Amount:
$1,185.64 per $1,000 Principal Amount of the Notes (118.564% of the Principal Amount of the Notes). As a result of the Maximum Payment Amount, the maximum return at maturity of the Notes is 18.564% of the Principal Amount of the Notes.

Percentage Change:	The quotient of (1) the Final Basket Level minus the Initial Basket Level divided by (2) the Initial Basket Level, expressed as a percentage.
Initial Basket Level:	100
Final Basket Level:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
Basket Component Return:	With respect to each Basket Component: Final Index Level - Initial Index Level Initial Index Level
Initial Index Level:	With respect to each Basket Component, its Closing Level on the Pricing Date, as shown in the table above.

Final Index Level:
With respect to each Basket Component, its Closing Level on the Valuation Date, subject to adjustment as provided under “General Terms of the Notes — Unavailability of the Level of the Reference Asset; Modification to Method of Calculation” beginning on page PS-20 of the accompanying product prospectus supplement.
If the originally scheduled Valuation Date is not a Trading Day with respect to a Basket Component or a market disruption event with respect to a Basket Component occurs or is continuing on the originally scheduled Valuation Date, the Final Index Level for that Basket Component will be its Closing Level on the first Trading Day for such Basket Component following the originally scheduled Valuation Date on which the Calculation Agent determines that a market disruption event does not occur or is not continuing. If a market disruption event with respect to such Basket Component occurs or is continuing on each Trading Day to and including the eighth scheduled Trading Day following the originally scheduled Valuation Date, or if there are no Trading Days for a period of 8 scheduled Trading Days, the Final Index Level for that Basket Component will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that eighth scheduled Trading Day, regardless of whether such day is a Trading Day or the occurrence or continuation of a market disruption event on that day. For the avoidance of doubt, if the originally scheduled Valuation Date is a Trading Day and no market disruption event occurs or is continuing on that day with respect to a Basket Component, the determination of that Basket Component’s Final Index Level will be made on the originally scheduled Valuation Date, irrespective of the non-Trading Day status or the existence of a market disruption event with respect to any other Basket Component. For the definition of a market disruption event, see “General Terms of the Notes — Market Disruption Events” beginning on page PS-21 of the product prospectus supplement. For the avoidance of doubt, the term “Reference Asset” in the definition of market disruption event refers to a Basket Component and the term “Reference Asset Constituents” refers to Basket Component Constituents. If the originally scheduled Valuation Date is postponed due to a non-Trading Day or a market disruption event for any Basket Component, the Maturity Date will be postponed to the second Business Day after the postponed Valuation Date.

Closing Level:
With respect to each Basket Component, its Closing Level will be the official closing level of that Basket Component or any successor index (as defined in the product prospectus supplement) published by the Index Sponsor (as defined in the product prospectus supplement) on any Trading Day for that Basket Component.

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

Trading Day:
A Trading Day with respect to a Basket Component means a day on which:
(A)   the Eurex (as to the EURO STOXX 50® Index), the Tokyo Stock Exchange (as to TOPIX), the London Stock Exchange (as to the FTSE® 100 Index), the SIX Swiss Exchange (as to the Swiss Market Index), or the Australian Stock Exchange (as to the S&P/ASX 200 Index) (or any successor to the foregoing exchanges), as applicable, is open for trading; and
(B)    that Basket Component or its successor thereto is calculated and published.

U.S. Tax Treatment:
By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Basket. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Please see the discussion entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities — Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.
You may access these documents on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019:
http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm
◾	Product Prospectus Supplement MLN-EI-1 dated November 6, 2020:
http://www.sec.gov/Archives/edgar/data/947263/000114036120024820/brhc10016594_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, you should consult your investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of your particular circumstances.
Risks Relating to Return Characteristics
Principal at Risk.
Investors in the Notes could lose their entire Principal Amount if there is a decline in the level of the Basket by more than the Buffer Percentage. If the Final Basket Level is less than the Initial Basket Level by more than 10.00%, you will lose a portion of each $1,000 Principal Amount in an amount equal to (i) the Downside Multiplier multiplied by (ii) the sum of the negative Percentage Change plus the Buffer Percentage multiplied by (iii) $1,000. Specifically, you will lose approximately 1.1111% of the Principal Amount of each of your Notes for every 1% that the Final Basket Level is less than the Initial Basket Level in excess of the Buffer Percentage and you may lose your entire Principal Amount.
The Notes Do Not Pay Interest and Your Return on the Notes May Be Less Than the Return on Conventional Debt Securities of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same term. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.
Your Potential Return on the Notes Is Limited by the Maximum Payment Amount and May Be Less Than the Return on a Direct Investment In the Basket Components.
The opportunity to participate in the possible increases in the level of the Basket through an investment in the Notes will be limited because the Payment at Maturity will not exceed the Maximum Payment Amount. Furthermore, the effect of the Leverage Factor will not be taken into account for any Final Basket Level exceeding the Cap Level no matter how much the level of the Basket may rise above the Cap Level. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the performance of the Basket Components.
The Payment at Maturity Is Not Linked to the Levels of the Basket Components at Any Time Other than the Valuation Date.
The Final Basket Level will be based on the Closing Levels of the Basket Components on the Valuation Date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the Closing Levels of the Basket Components dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Levels of the Basket Components prior to such drop in the levels of the Basket Components. Although the actual levels of the Basket Components on the Maturity Date or at other times during the term of your Notes may be higher than their levels on the Valuation Date, you will only benefit from the Closing Levels of the Basket Components on the Valuation Date.
You Will Not Have Any Rights to the Securities Included in Any Basket Component.
As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Basket Components (the “Basket Component Constituents”) would have. The Final Basket Level will not reflect any dividends paid on any Basket Component Constituents.
If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Less Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.
The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at Principal Amount. If you purchase your Notes at a premium to Principal Amount and hold them to the Maturity Date, the return on your investment in the Notes will be less than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount. In addition, the impact of the Buffer Level and the Cap Level on the return on your investment will depend upon the price you pay for your Notes relative to Principal Amount. For example, if you purchase your Notes at a premium to Principal Amount, the Cap Level will only permit a lower positive return on your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount. Similarly, the Buffer Level, while still providing some protection for the return on the Notes, will allow a greater percentage decrease in your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount.
Risks Relating to Characteristics of the Basket and Basket Components
Changes in the Level of One Basket Component May Be Offset by Changes in the Level of the Other Basket Components.
A change in the level of one Basket Component may not correlate with changes in the levels of the other Basket Components. The level of one or more Basket Components may increase while the level of one or more other Basket Components may not increase as much, or may even decrease. Therefore, in determining the level of the Basket as of any time, increases in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level of one or more other Basket Components. Because the weightings of the Basket Components are not equal, the performances of the EURO STOXX 50® Index, TOPIX and the FTSE® 100 Index will have a significantly larger impact on your return on the Notes than the performance of the Swiss Market Index or the S&P/ASX 200 Index.
There Are Market Risks Associated with the Basket Components.
The level of the Basket can rise or fall sharply due to factors specific to the Basket Components, the Basket Component Constituents and their issuers (the “Basket Component Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Basket Component Constituent Issuers and, therefore, the Basket Components. You, as an investor in the Notes, should make your own investigation into the Basket Components, the Basket Component Constituents and the Basket Component Constituent Issuers. For additional information, see “Information Regarding the Basket Components” herein.
We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor.
No Index Sponsor is an affiliate of ours or will be involved in any offerings of the Notes in any way. Consequently, we have no control of any actions of an Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the Payment at Maturity. No Index Sponsor has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from any issuance of the Notes will be paid to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to the relevant Basket Component.
The Notes Are Subject to Risks Associated with Non-U.S. Securities Markets.
The value of your Notes is linked to Basket Components which include Basket Component Constituents traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effect of Brexit is uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S.

securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a negative effect on non-U.S. securities prices.
Your Notes Are Linked to Basket Components that are comprised of Basket Component Constituents that Are Traded in Non-U.S. Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in Exchange Rates.
Because your Notes are linked to Basket Components with Basket Component Constituents that are traded in non-U.S. currencies but are not adjusted to reflect their U.S. dollar value, the Payment at Maturity will not be adjusted for changes in the applicable non-U.S. currency/U.S. dollar exchange rates. The Payment at Maturity will be based solely upon the overall change in the levels of the Basket Components over the term of your Notes. Changes in exchange rates, however, may reflect changes in the economy of the countries in which the Basket Component Constituents are listed that, in turn, may affect the level of the relevant Basket Component, and therefore the Basket.
As of the Date of this Pricing Supplement, There is No Actual History for the Closing Levels of the Basket.
The Payment at Maturity, if any, for each of your Notes is linked to the Percentage Change in the Basket, which will begin to be calculated on the Pricing Date. Since there will be no actual history for the closing levels of the Basket, no actual historical information about the Closing Levels of the Basket will be available for you to consider in making an independent investigation of the performance of the Basket, which may make it difficult for you to make an informed decision with respect to an investment in your Notes.
Hypothetical Past Basket Performance is No Guide to Future Performance.
The actual performance of the Basket over the term of the Notes, as well as the Payment at Maturity, may bear little relation to the hypothetical historical closing levels of the Basket (when available) or to the hypothetical return examples set forth elsewhere in this pricing supplement. The future performance of the Basket cannot be predicted.
Market Disruption Events and Postponements.
The Valuation Date, and therefore the Maturity Date, are subject to postponement as described in the product prospectus supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement and “Summary—Final Index Level” herein.
Risks Relating to Estimated Value and Liquidity
TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes.
TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
TD’s and GS&Co.’s Estimated Value of the Notes are Determined By Reference to TD’s Internal Funding Rates and are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.
TD’s initial estimated value of the Notes and GS&Co.’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including GS&Co.’s) Estimates.
TD’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” herein. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the Notes that are different from, and perhaps materially less than, TD’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your Notes (if GS&Co. makes a market, which it is not obligated to do) may be materially less than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Price At Which GS&Co. Would Buy or Sell Your Notes (If GS&Co. Makes a Market, Which It Is Not Obligated to Do) Will Be Based On GS&Co.’s Estimated Value of Your Notes.
GS&Co.’s estimated value of the Notes is determined by reference to its pricing models and takes into account TD’s internal funding rate. The price at which GS&Co. would initially buy or sell your Notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your Notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding the Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the Pricing Date through the applicable date set forth under “Additional Information Regarding the Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your Notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If a party other than the Agents or their affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which is calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
GS&Co.’s pricing models consider certain variables, including principally TD’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to GS&Co.’s models, taking into account TD’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— Risks Relating to Estimated Value and Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” herein.
In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in TD’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that GS&Co. makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your Notes at any price and, in this regard, GS&Co. is not obligated to make a market in the Notes. See “— Risks Relating to Estimated Value and Liquidity —There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses” herein.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the levels of the Basket Components;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Basket;
•	the dividend rates, if applicable, of the Basket Component Constituents;
•	economic, financial, regulatory and political, military, public health or other events that may affect the prices of any of the Basket Component Constituents and thus the level of the Basket;
•	the correlation among the Basket Components;
•	interest rates and yield rates in the market;
•	the time remaining until your Notes mature;
•	any fluctuations in the exchange rate between currencies in which the Basket Component Constituents are quoted and traded and the U.S. dollar, as applicable; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future levels of the Basket cannot be predicted. The actual change in the level of the Basket over the term of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing levels of the Basket or to the hypothetical examples shown elsewhere in this pricing supplement.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS, GS&Co. and our or their respective affiliates may make a market for the Notes; however, they are not required to do so. TDS, GS&Co. and our or their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the levels of the Basket Components and, as a result, you may suffer substantial losses.
If the Level of the Basket Components Change, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Basket Components. Changes in the levels of the Basket Components may not result in a comparable change in the market value of your Notes. Even if the levels of the Basket Components increase above the Initial Index Levels during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the

Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to the compensation they would receive for the sale of the Notes.
Trading and Business Activities of TD, the Agents and Their Respective Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
TD, GS&Co. and our or their respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of the Basket Components or the prices of one or more Basket Component Constituents, and we or they may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time. It is possible that we, GS&Co. or one or more of our or their respective affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We, GS&Co. or one or more of our or their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the applicable Basket Components or one or more Basket Component Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we, GS&Co. and our or their respective affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, GS&Co. and our or their respective affiliates may, at present or in the future, engage in business with one or more Basket Component Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us, GS&Co. or one or more of our or their respective affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, GS&Co. and our or their respective affiliates may have published, and in the future expect to publish, research reports with respect to one or more Basket Components or Basket Component Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Even if we or our affiliates, or GS&Co. or its affiliates, provides research that expresses a negative opinion about one or more of the Basket Components, or if market conditions in the finance sector or otherwise change, the composition of the Basket Components will not change during the term of the Notes (except under the limited circumstances described below). Any of these business activities by us, GS&Co. and our or their respective affiliates may affect the level of one or more Basket Components or one or more Basket Component Constituents and, therefore, the market value of, and any amount payable on, the Notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Basket Component has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Basket, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, you may not receive any amounts due under the terms of the Notes.

Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”.
If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
General Risk Factors
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.
At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of this pricing supplement.

Hypothetical Returns
The examples and graph set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical Basket levels on the Valuation Date could have on the Payment at Maturity assuming all other variables remain constant.
The examples below are based on a range of Final Basket Levels and Final Index Levels that are entirely hypothetical; the Basket level on any day throughout the term of the Notes, including the Final Basket Level on the Valuation Date, cannot be predicted. The Basket Components have been highly volatile in the past – meaning that the levels of the Basket Components have changed considerably in relatively short periods – and the performance of the Basket cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Basket Components and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date is less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Were Set on the Pricing Date) is Less Than the Public Offering Price of the Notes” herein. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal Amount	$1,000
Initial Basket Level	100
Leverage Factor	119.00%
Cap Level	115.60% of the Initial Basket Level
Maximum Payment Amount	$1,185.64
Buffer Level	90.00% of the Initial Basket Level
Downside Multiplier	Approximately 111.11%
Buffer Percentage	10.00%
Neither a market disruption event nor a non-Trading Day occurs with respect to any Basket Component on the originally scheduled Valuation Date
No change in or affecting any of the Basket Components or the method by which an Index Sponsor calculates the relevant Basket Component
Notes purchased on the Issue Date at the Principal Amount and held to the Maturity Date
The actual performance of the Basket over the term of your Notes, as well as the Payment at Maturity, if any, may bear little relation to the hypothetical examples shown below or to the hypothetical levels of the Basket or the historical levels of the Basket Components shown elsewhere in this pricing supplement. For information about the historical levels of the Basket Components and the hypothetical levels of the Basket during recent periods, see “Information Regarding the Basket Components — Historical Information of the Basket Components” and “Information Regarding the Basket Components — Hypothetical Information of the Basket” below.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Basket Components.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Basket Level, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Basket Level and the assumptions noted above.
Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
140.000%	118.564%
130.000%	118.564%
120.000%	118.564%
115.600%	118.564%
112.000%	114.280%
108.000%	109.520%
104.000%	104.760%
100.000%	100.000%
99.000%	100.000%
95.000%	100.000%
90.000%	100.000%
89.000%	98.889%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%
If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Payment at Maturity that we would pay on your Notes at maturity would be approximately 27.778% of the Principal Amount of your Notes, as shown in the table above. As a result, if you purchased your Notes on the Issue Date at the Principal Amount and held them to the Maturity Date, you would lose approximately 72.222% of your investment (if you purchased your Notes at a premium to Principal Amount you would lose a correspondingly higher percentage of your investment). If the Final Basket Level were determined to be 0.000% of the Initial Basket Level, you would lose 100.000% of your investment in the Notes. In addition, if the Final Basket Level were determined to be 140.000% of the Initial Basket Level, the Payment at Maturity that we would pay on your Notes at maturity would be capped at the Maximum Payment Amount, or 118.564% of each $1,000 Principal Amount of your Notes, as shown in the table above. As a result, if you held your Notes to the Maturity Date, you would not benefit from any increase in the Final Basket Level of greater than 115.600% of the Initial Basket Level.
The following examples illustrate the hypothetical Payment at Maturity for each Note based on hypothetical Final Basket Levels and hypothetical Final Index Levels of the Basket Components, calculated based on the key terms and assumptions above.
The levels in Column A represent hypothetical Initial Index Levels for each Basket Component, and the levels in Column B represent hypothetical Final Index Levels for each Basket Component. The percentages in Column C represent hypothetical Basket Component Returns for each Basket Component. The amounts in Column D represent the applicable weightings of each Basket Component, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The Final Basket Level for each example is shown beneath each example, and will equal 100 multiplied by the sum of one plus the sum of the amounts shown in Column E, and the Percentage Change for each example will equal the quotient of (i) the Final Basket Level for such example minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage. The values below have been rounded for ease of analysis.
The hypothetical Initial Index Level for each Basket Component of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Index Level for any Basket Component. Because each hypothetical Initial Index Level has been set to 100.00, these examples do not accurately reflect the differences in the levels of the Basket Components. For historical data regarding the actual historical levels of the Basket Components, please see the historical information set forth below under “Information Regarding the Basket Components — Historical Information of the Basket Components”.

Example 1: The Final Basket Level is greater than the Cap Level. The Payment at Maturity equals the Maximum Payment Amount.
	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	155.00	55.00%	36.00%	0.1980
TOPIX	100.00	155.00	55.00%	29.00%	0.1595
FTSE® 100 Index	100.00	165.00	65.00%	16.00%	0.1040
Swiss Market Index	100.00	155.00	55.00%	11.00%	0.0605
S&P/ASX 200 Index	100.00	155.00	55.00%	8.00%	0.0440
Final Basket Level = 100 x [1 + (0.1980 + 0.1595 + 0.1040 + 0.0605 + 0.0440)] = 156.60
In this example, all of the hypothetical Final Index Levels for the Basket Components are greater than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00. Because the hypothetical Final Basket Level of 156.60 is greater than the Cap Level, the Payment at Maturity that we would pay on your Notes would be capped at the Maximum Payment Amount of $1,185.64 for each $1,000 Principal Amount of your Notes (i.e. 118.564% of each $1,000 Principal Amount of your Notes).
Example 2: The Final Basket Level is greater than the Initial Basket Level but less than the Cap Level.
	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	101.00	1.00%	36.00%	0.0036
TOPIX	100.00	102.00	2.00%	29.00%	0.0058
FTSE® 100 Index	100.00	103.00	3.00%	16.00%	0.0048
Swiss Market Index	100.00	120.00	20.00%	11.00%	0.0220
S&P/ASX 200 Index	100.00	135.00	35.00%	8.00%	0.0280

Final Basket Level = 100 x [1 + (0.0036 + 0.0058 + 0.0048 + 0.0220 + 0.0280)] = 106.42
Percentage Change = (106.42 – 100.00) / 100.00 = 6.42%
In this example, all of the hypothetical Final Index Levels for the Basket Components are greater than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00. Because the hypothetical Final Basket Level of 106.42 is greater than the Initial Basket Level but less than the Cap Level, the hypothetical Payment at Maturity for each $1,000 Principal Amount of your Notes will equal:
Payment at Maturity = $1,000 + ($1,000 × 119.00% × 6.42%) = $1,076.398

Example 3: The Final Basket Level is less than the Initial Basket Level, but greater than the Buffer Level. The Payment at Maturity equals the $1,000 Principal Amount.
	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	95.00	-5.00%	36.00%	-0.0180
TOPIX	100.00	95.00	-5.00%	29.00%	-0.0145
FTSE® 100 Index	100.00	95.00	-5.00%	16.00%	-0.0080
Swiss Market Index	100.00	95.00	-5.00%	11.00%	-0.0055
S&P/ASX 200 Index	100.00	95.00	-5.00%	8.00%	-0.0040
Final Basket Level = 100 x [1 + (-0.0180 + -0.0145 + -0.0080 + -0.0055 + -0.0040)] = 95.00
In this example, all of the hypothetical Final Index Levels for the Basket Components are less than the applicable Initial Index Levels, which results in the hypothetical Final Basket Level being less than the Initial Basket Level of 100.00. Because the hypothetical Final Basket Level of 95.00 is less than the Initial Basket Level but greater than the Buffer Level, the hypothetical Payment at Maturity for each $1,000 Principal Amount of your Notes will equal the Principal Amount of the Note, or $1,000.
Example 4: The Final Basket Level is less than the Buffer Level. The Payment at Maturity is less than the $1,000 Principal Amount.
	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	30.00	-70.00%	36.00%	-0.2520
TOPIX	100.00	100.00	0.00%	29.00%	0.0000
FTSE® 100 Index	100.00	90.00	-10.00%	16.00%	-0.0160
Swiss Market Index	100.00	135.00	35.00%	11.00%	0.0385
S&P/ASX 200 Index	100.00	135.00	35.00%	8.00%	0.0280
Final Basket Level = 100 x [1 + (-0.2520 + 0.0000 + -0.0160 + 0.0385+ 0.0280)] = 79.85
Percentage Change = (79.85 – 100.00) / 100.00 = -20.15%
In this example, the hypothetical Final Index Levels of the EURO STOXX 50® Index and the FTSE® 100 Index are less than their applicable hypothetical Initial Index Levels, while the hypothetical Final Index Level of the TOPIX is equal to its hypothetical Initial Index Level and the hypothetical Final Index Levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable Initial Index Levels.

Because the Basket is unequally weighted, increases in the lower weighted Basket Components will be offset by decreases in the more heavily weighted Basket Components. In this example, the large decline in the EURO STOXX 50® Index and the FTSE® 100 Index results in the hypothetical Final Basket Level being less than the Buffer Level, even though the TOPIX remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Because the hypothetical Final Basket Level of 79.85 is less than the Buffer Level, the hypothetical Payment at Maturity for each $1,000 Principal Amount of your Notes will equal:
Payment at Maturity = $1,000 + [$1,000 × 111.11% × (-20.15% + 10.00%)] = $887.22

Example 5: The Final Basket Level is less than the Buffer Level. The Payment at Maturity is less than the $1,000 Principal Amount.
	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Index Level	Hypothetical Final Index Level	Basket Component Return	Component Weighting	Column C x Column D
EURO STOXX 50® Index	100.00	50.00	-50.00%	36.00%	-0.1800
TOPIX	100.00	60.00	-40.00%	29.00%	-0.1160
FTSE® 100 Index	100.00	60.00	-40.00%	16.00%	-0.0640
Swiss Market Index	100.00	65.00	-35.00%	11.00%	-0.0385
S&P/ASX 200 Index	100.00	55.00	-45.00%	8.00%	-0.0360
Final Basket Level = 100 x [1 + (-0.1800 + -0.1160 + -0.0640 + -0.0385 + -0.0360)] = 56.55
Percentage Change = (56.55 – 100.00) / 100.00 = -43.45%
In this example, the hypothetical Final Index Levels for all of the Basket Components are less than the applicable hypothetical Initial Index Levels, which results in the hypothetical Final Basket Level being less than the Initial Basket Level of 100.00. Because the hypothetical Final Basket Level of 56.55 is less than the Buffer Level, the hypothetical Payment at Maturity for each $1,000 Principal Amount of your Notes will equal:
Payment at Maturity = $1,000 + [$1,000 × 111.11% × (-43.45% + 10.00%)] = $628.33

The following chart shows a graphical illustration of the hypothetical Payment at Maturity that we would pay on your Notes on the Maturity Date, if the Final Basket Level were any of the hypothetical levels shown on the horizontal axis. The hypothetical Payments at Maturity in the chart are expressed as percentages of the Principal Amount of your Notes and the hypothetical Final Basket Levels are expressed as percentages of the Initial Basket Level. The chart shows that any hypothetical Final Basket Level of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical Payment at Maturity of less than 100.000% of the Principal Amount of your Notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the Notes. The chart also shows that any hypothetical Final Basket Level of greater than or equal to 115.600% (the section right of the 115.600% marker on the horizontal axis) would result in a capped return on your investment.

The Payments at Maturity shown above are entirely hypothetical; they are based on levels of the Basket that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical Payment at Maturity on the Notes in the examples above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual public offering price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly less than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” herein.
Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.

We cannot predict the actual Final Basket Level or what the market value of your Notes will be on any particular Trading Day, nor can we predict the relationship between the level of any Basket Component and the market value of your Notes at any time prior to the Maturity Date. The actual amount that you will receive, if any, on the Maturity Date and the rate of return on the offered Notes will depend on the actual Final Basket Level, which will be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your Notes, if any, on the Maturity Date may be very different from the information reflected in the examples above.

Information Regarding The Basket Components
All disclosures contained in this pricing supplement regarding the Basket Components, including, without limitation, their make-up, methods of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsors. Each Index Sponsor, which owns the copyright and all other rights to the relevant Basket Component, has no obligation to continue to publish, and may discontinue publication of, the relevant Basket Component. The consequences of an Index Sponsor discontinuing publication of the relevant Basket Component are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes — Unavailability of the Level of the Reference Asset.” Neither we nor TDS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index. None of the websites referenced in the Basket Component descriptions below, or any materials included in those websites, are incorporated by reference into this pricing supplement or any document incorporated herein by reference.
EURO STOXX 50® Index (“SX5E”)
The SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the SX5E trade in euros, and are allocated based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain, which we refer to collectively as the Eurozone. Companies allocated to a Eurozone country but not traded in Euros are not eligible for inclusion in the SX5E. The SX5E was created by and is sponsored and maintained by STOXX Limited. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the SX5E is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the SX5E and may discontinue publication of it at any time. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com.
The top ten Basket Component Constituents of the SX5E as of November 30, 2020, by weight, are: ASML Holding N.V. (6.09%), LVMH Moët Hennessy Louis Vuitton SE (5.04%), Linde plc (4.65%), SAP SE (4.39%), Sanofi S.A. (3.80%), Total S.A. (3.74%), Siemens AG (3.30%), Allianz SE (3.24%), L’Oréal S.A. (2.94%) and Iberdrola S.A. (2.61%).
As of November 30, 2020, the top ten industry sectors which comprise the SX5E represent the following weights in the SX5E: Industrial Goods & Services (14.0%), Technology (13.1%), Consumer Products & Services (10.0%), Chemicals (9.4%), Health Care (8.6%), Banks (6.2%), Insurance (6.1%), Utilities (6.1%), Energy (4.6%) and Food, Beverage & Tobacco (4.5%). Sector designations are determined by STOXX using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
As of November 30, 2020, the eight countries which comprise the SX5E represent the following weights in the SX5E: France (37.4%), Germany (32.4%), Netherlands (13.3%), Spain (6.5%), Italy (4.8%), Ireland (2.0%), Finland (1.9%) and Belgium (1.8%) (may not sum to 100% due to rounding); Constituent, Sector and Country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.
The above information was derived from information prepared by STOXX Limited, however, the percentages we have listed above are approximate and may not match the information available on STOXX Limited's website due to subsequent corporation actions or other activity relating to a particular stock.
SX5E Composition.
The SX5E is composed of 50 Basket Component Constituents chosen by STOXX Limited from the 19 EURO STOXX Supersector indices (20 following the September 2020 review), which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The 19 supersector indices from which stocks are selected for the SX5E are Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Financial Services, Food & Beverages, Health Care, Industrial Goods & Services, Insurance, Media, Oil & Gas, Personal & Household Goods, Real Estate, Retail, Technology, Telecommunications, Travel & Leisure and Utilities, although stocks from each of these supersectors are not necessarily included at a given time.
Component Selection
The composition of the SX5E is reviewed by STOXX Limited annually in September. Within each of the 10 EURO STOXX Supersector indices, the respective Basket Component Constituents are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All remaining stocks that are current SX5E components are then added to the selection list. The stocks on the selection list are then ranked by free-float market capitalization. The 40 largest stocks on the selection list are chosen as Basket Component Constituents.

The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of Basket Component Constituents is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. In exceptional cases, the STOXX Limited Management Board may make additions and deletions to the selection list.
Ongoing Maintenance of Basket Component Constituents
The Basket Component Constituents of the SX5E are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the SX5E due to corporate actions (including mergers and takeovers, spin—offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
The Basket Component Constituents of the SX5E are subject to a “fast exit” rule. A Basket Component Constituent is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. Additionally, any Basket Component Constituents that are not traded for 10 consecutive days, are suspended from trading for 10 consecutive days, are officially delisted or are the subject of ongoing bankruptcy proceedings will be deleted from the SX5E. The highest-ranked non-constituent will replace the exiting Basket Component Constituent. The SX5E is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest Basket Component Constituent.
A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a Basket Component Constituent is involved, the original Basket Component Constituent is replaced by the new Basket Component Constituent. Generally, non-surviving stock(s) are deleted at the last traded price of the security. If any non-surviving stock is not trading anymore (delisted or suspended before its deletion), a new artificial price based on the acquisition/merger terms is calculated and the company is kept/deleted with this price instead of the last traded one. For the calculation of the artificial price only ordinary cash and stock terms will be used. Other instruments such as contingent value rights will not be considered. In the case of a spin-off, if the original stock was a Basket Component Constituent, then each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original Basket Component Constituent, while the next qualifying spin-off stock replaces the lowest ranked Basket Component Constituent and likewise for other qualifying spin-off stocks.
The free float factors and outstanding number of shares for each Basket Component Constituent that STOXX Limited uses to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. The free float factor reduces the Basket Component Constituent’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).
Index Calculation
STOXX Limited calculates the SX5E using the “Laspeyres formula,” which measures the aggregate price changes in the Basket Component Constituents against a fixed base quantity weight. The discussion below describes the “price return” calculation of the SX5E. The formula for calculating the SX5E value can be expressed as follows:
SX5E	=	Free Float Market Capitalization of the SX5E
Divisor

The “free float market capitalization of the SX5E” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each Basket Component Constituent as of the time the SX5E is being calculated. The Basket Component Constituents trade in Euros and thus, no currency conversion is required. Where any Basket Component Constituent price is unavailable on any trading day, STOXX Limited will generally use the last reported price for such Basket Component Constituent.
In case the investability and tradability of the index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:
●	application of expert judgment for Basket Component Constituent pricing data,
●	adjustment of operational procedures,

●	postponement of index adjustments,
●	adjustment of selection lists,
●	change of weights of Basket Component Constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
●	adjustment of index compositions.
EURO STOXX 50® Divisor
The SX5E is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the level of the SX5E.
The divisor is calculated by starting with the previous divisor in effect for the SX5E (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the SX5E, plus or minus the difference between the closing market capitalization of the SX5E and the adjusted closing market capitalization of the SX5E, and the denominator of which is the previous free float market capitalization of the SX5E. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.
Divisor Adjustments
STOXX Limited adjusts the divisor for the SX5E to maintain the continuity of the SX5E values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all Basket Component Constituents and equal an investment into the portfolio. The following is a summary of the adjustments to any Basket Component Constituent made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the Basket Component Constituent will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the index to which your notes are linked is the price return version. All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.
(1) Special cash dividend:
Adjusted price = closing price – dividend announced by the company * (1 - withholding tax if applicable)
Divisor: decreases
(2) Split and reverse split:
Adjusted price = closing price * A / B
New number of shares = old number of shares * B / A Divisor: no change
(3) Rights offering:
Adjusted price = (closing price * A + subscription price * B) / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: increases
If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B/A>20) are treated as follows:

STOXX Limited will announce the deletion of the company from the index following the standard rules for index replacements if sufficient notice of two trading days before the ex-date can be given.

The company may enter the SX5E again at the next periodic index review, but only after the new rights issue shares have been listed.

Extremely dilutive rights issues for which two trading days’ notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B/A>2) are treated as follows:
●	The rights issue shares are included into the index with a theoretical price on the ex-date;
●	The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;
●	The rights issue shares will have the same parameters as the parent company;
●	The rights issue shares will be removed at the close of the day they start to trade with traded price being available; and
●	The number of shares and weighting factors will be increased after the new rights issue shares have been listed.

(4) Stock dividend:
Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change
(5) Stock dividend from treasury stock if treated as extraordinary dividend:
Adjusted close = close – close * B / (A + B)
Divisor: decreases
(6) Stock dividend (from redeemable shares) if treated as extraordinary dividend.
Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:
•	A separated share line with a fixed price
•	Ordinary shares that are self-tendered on the same ex-date
Adjusted close = close - close * B / (A + B)
Divisor: decreases
(7) Stock dividend of another company:
Adjusted price = (closing price * A – price of other company * B) / A
Divisor: decreases
(8) Return of capital and share consolidation:
Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B
New number of shares = old number of shares * B / A
Divisor: decreases
(9) Repurchase of shares / self-tender:
Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)
New number of shares = old number of shares – number of tendered shares
Divisor: decreases
(10) Spin– off:
Adjusted price = (closing price * A – price of spin–off shares * B) / A
Divisor: decreases
(11) Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and
If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.
If rights are applicable after stock distribution (one action applicable to another):
Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]
New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A
Divisor: increases
If stock distribution is applicable after rights (one action applicable to another):
Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]
New number of shares = old number of shares * [(A + C) * (1 + B / A)]
Divisor: increases
Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B + C) / A
Divisor: increases
(12) Addition/deletion of a company
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
(13) Free float and shares changes
No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
The SX5E is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the SX5E are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor its Licensors shall have any liability with respect thereto.
License Agreement
We have entered into a non-exclusive license agreement with STOXX Limited providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX Limited (including the SX5E) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and STOXX Limited requires that the following language be stated in this document:
STOXX Limited has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.  STOXX Limited does not:
•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;

•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX Limited will not have any liability in connection with the Notes. Specifically:
•	STOXX Limited does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX Limited will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX Limited be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX Limited knows that they might occur.
The licensing agreement between us and STOXX Limited is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

TOPIX (“TPX”)
TPX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. TPX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TPX is calculated and published by TSE. Additional information about TPX is available on the following website: jpx.co.jp/english/markets/indices/topix.
TPX
Basket Component Constituent Weighting by Sector as of November 30, 2020
Sector:	Percentage (%)
Air Transportation	0.35%
Banks	4.55%
Chemicals	7.60%
Construction	2.36%
Electric Appliances	16.96%
Electric Power and Gas	1.32%
Fishery, Agriculture and Forestry	0.09%
Foods	3.54%
Glass and Ceramics Products	0.79%
Information & Communication	9.40%
Insurance	1.93%
Iron and Steel	0.61%
Land Transportation	3.50%
Machinery	5.75%
Marine Transportation	0.18%
Metal Products	0.62%
Mining	0.15%
Nonferrous Metals	0.66%
Oil and Coal Products	0.36%
Other Financing Business	1.11%
Other Products	2.71%
Pharmaceutical	6.07%
Precision Instruments	2.80%
Pulp and Paper	0.20%
Real Estate	2.04%
Retail Trade	4.82%
Rubber Products	0.54%
Securities and Commodities Futures	0.78%
Services	6.10%
Textiles and Apparels	0.47%
Transportation Equipment	7.01%
Warehousing and Harbor Transportation Service	0.17%
Wholesale Trade	4.45%
* Sector designations are determined by TSE using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
** Information provided by TSE. Percentages may not sum to 100% due to rounding.

TPX Composition and Maintenance
TPX is comprised of all domestic common stocks listed on the TSE First Section, excluding certain types of securities such as subscription warrant securities and preferred equity contribution securities. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the indices. TPX has no constituent review. The number of Basket Component Constituents will change according to new listings and delistings. The reasons for stock additions and deletions to the TSE First Section are described further below.
TPX Calculation
TPX is a free-float-adjusted market-capitalization-weighted index, which reflects movements in the market capitalization as measured from a base index value of 100 set on the base date of January 4, 1968.
TSE calculates TPX by multiplying the base index value of 100 by the quotient of the current free-float-adjusted market value divided by the base market value. The resulting value is not expressed in Japanese yen but presented as a number of points, rounded to the nearest one hundredth. The formula for calculating TPX value can be expressed as follows:

Index value = Base index value of 100 x	Current free-float - adjusted market value Base market value
The current free-float-adjusted market value is the sum of the products of the price times the number of free-float- adjusted shares for each Basket Component Constituent.
The number of free-float-adjusted shares for this calculation is the total number of listed shares multiplied by free-float weight. The total number of listed shares used for this purpose is usually the same as the number of actual listed shares. However, in some cases these numbers will differ as a consequence of the index methodology. For instance, in the case of a stock split, the number of listed shares will increase on the additional listing date after the stock split becomes effective; on the other hand, the number of listed shares for index calculation purposes will increase on the ex- rights date.
Free-float weight is the weight of listed shares deemed to be available for trading in the market, and is determined and calculated by the TSE for each Basket Component Constituent. It is calculated by subtracting the quotient of non-free-float shares divided by listed shares from one. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The TSE estimates non-free-float shares using publicly available documents, and generally deems shares held by the top ten major shareholders (with certain exceptions), treasury stocks and shares held by members of the issuer’s board of directors to be unavailable for trading in the market. The TSE may deem other shares to be unavailable for trading in the market. The timing of the yearly free- float-weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews may be conducted for events TSE expects will significantly affect the free-float weight. These include when new shares are allocated to a third party, preferred shares are converted or subscription warrants are exercised, as well as in the event of a company spin-off, merger, stock-swap, take-over bid and other events TSE judges deem will significantly affect free-float weight.
In the event of any increase or decrease in the current free-float-adjusted market value due to causes other than fluctuations in the stock market, such as public offerings or changes in the number of listed companies in the TSE First Section, adjustments are made by TSE to the base market value in order to maintain the continuity of TPX.
Additions and Deletions to the TSE First Section (and therefore, TPX)
TSE adds or removes securities for various listing and delisting events as shown in the table below.

Additions and Deletions of Constituents
	Event	Adjustment Date	Stock Price Used for Adjustment
Addition	A company is to be newly listed on the TSE First Section (directly listed or via another stock exchange)	Last business day of the month after such listing	Stock price at the end of trading on the business day before adjustment date
Addition
New listing of a newly formed company resulting from a corporate consolidation, acquisition, merger or split (personnel split) that results in a TPX or Ex-TPX constituent being delisted and the new company being included in TPX.
		New listing date. If the initial listing date falls on a holiday, it will be the following business day	Base price
Addition	Assignment to the TSE First Section from the TSE Second Section, Tokyo Stock Exchange Mothers Index or JASDAQ Index.
Last business day of the month after such assignment (a free float weight of 0.00 is used from the assignment date to the month after the assignment date and thus the number of shares to be used for calculation will be 0.00 during such period)
Stock price at the end of trading on the business day before adjustment date
Deletion
New listing of a newly formed company resulting from a corporate consolidation, acquisition, merger or split (personnel split) that results in a TPX or Ex-TPX constituent being delisted and the new company being included in TPX.
Listing date of the newly formed company (normally three business days following delisting date)
Stock price at the end of trading on the business day before delisting date. The stock price at the end of trading on the business day before the delisting date is used to calculate TPX for the period from the delisting date to the removal date

Deletion	A Basket Component Constituent is to be delisted due to a reason other than as described in the preceding scenario	Delisting date	Stock price at the end of trading on the business day before adjustment date
Deletion	A Basket Component Constituent’s securities are designated to be delisted	Four business days after designation. If the designation date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Deletion	Assignment to the TSE Second Section or JASDAQ from the TSE First Section	Date of change	Stock price at the end of trading on the business day before adjustment date
The adjusted base market value will equal the old base market value multiplied by the quotient of the free-float- adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.
The adjustment amount for the foregoing calculation will be an amount equal to the product of the change (the absolute value of the increase or decrease) in the number of shares used for index calculations times the price of the shares used for adjustment.
Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.

Change in the Number of Shares
Event	Adjustment Date	Stock Price Used for Adjustment
Change of free-float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, it will be the next business day	Stock price at the end of trading on the business day before adjustment date
Allocation of new shares to a third party	Five business days after additional listing date (two business days after payment date)	Stock price at the end of trading on the business day before adjustment date
Issues to shareholders with payment	Ex-rights date	Payment price per share
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred shares	Last business day of the month following conversion	Stock price at the end of trading on the business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or acquisitions between a non- surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or acquisitions other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date

Rights offering (limited to cases where the allotted subscription warrant securities are listed; the case where the allotted subscription warrant securities are not listed is treated as “Exercise of subscription warrants”)
	Ex-rights date	Payment price per share
Offering for sale of shares held by the Japanese government (Nippon Telegraph and Telephone Corporation, Japan Tobacco, Inc. and Japan Post Holdings Co., Ltd.)	Date determined by TSE (generally the delivery date)	Stock price at the end of trading on the business day before adjustment date
Company split (merged split)	Listing change date (the effective date)	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date

No adjustments will be made to the base market value in the case of a stock split or reverse stock split, gratis allotment of shares (limited to cases where the allotted treasury stock).
Retroactive adjustments will not be made to revise the figures of the TPX that have already been calculated and disseminated even if issuing companies file amendments on previously released information.

Market Disruption
If trading in a certain constituent is halted, the TSE regards the constituent’s share price for purposes of calculating TPX to be unchanged. Where an event that is not specified in the rules of TPX occurs, or if the TSE decides that it is impossible to use its existing methods to calculate TPX, the TSE may use an alternate method of index calculation as it deems valid.
TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TPX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.
License Agreement
We have agreed to enter into a non-exclusive license agreement with the TSE, Inc. whereby it, in exchange for a fee, is permitted to use the TPX in connection with certain certificates of deposit, including the Notes.  The Issuer is not affiliated with the TSE; the only relationship between the TSE and the Issuer is any licensing of the use of the TPX and trademarks relating to it.
The license agreement between us and the TSE provides that the following disclaimer must be set forth herein:
(i)
The TOPIX Index Value and the TOPIX Index Marks are subject to the rights owned by the TSE and the TSE owns all rights relating to the TPX, such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Index Marks.

(ii)
The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Index Marks or cease the use thereof.

(iii)
The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Index Marks or as to the figure at which the TOPIX Index Value stands on any particular day.

(iv)
The TSE gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

(v)	No Notes are in any way sponsored, endorsed or promoted by the TSE.
(vi)	The TSE shall not bear any obligation to give an explanation of the Notes or an advice on investments to any purchaser of the Notes or to the public.
(vii)	The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the Notes for calculation of the TOPIX Index Value.
(viii)	Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the Notes.
“TOPIX®” and “TOPIX Index®” are trademarks of the TSE and prior to the settlement date we expect them to be licensed for use by the Issuer or one of its affiliates. The Notes have not been and will not be passed on by the TSE as to their legality or suitability. The Notes will not be issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

FTSE® 100 Index (“UKX”)
The UKX is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The UKX was developed with a base level of 1,000 as of December 30, 1983. The UKX is sponsored, calculated, published and disseminated by FTSE Russell, a company owned by the London Stock Exchange Group Companies that we refer to as FTSE. Additional information on the UKX is available from the following website: ftse.com/products/indices/uk. FTSE is under no obligation to continue to publish the UKX and may discontinue publication of the UKX at any time.
FTSE divides the 100 companies included in the UKX into 19 Industry Classification Benchmark supersectors: Oil & Gas, Chemicals, Basic Resources, Construction & Materials, Industrial Goods & Services, Automobiles & Parts, Food & Beverage, Personal & Household Goods, Health Care, Retail, Media, Travel & Leisure, Telecommunications, Utilities, Banks, Insurance, Real Estate, Financial Services and Technology.
Basket Component Constituent Weighting by Industry as of November 30, 2020
Industry*	Percentage**
Personal & Household Goods	15.79%
Health Care	11.21%
Basic Resources	9.57%
Industrial Goods & Services	9.29%
Oil & Gas	8.81%
Banks	8.76%
Insurance	4.81%
Food & Beverage	4.65%
Financial Services	4.56%
Retail	4.43%
Travel & Leisure	3.99%
Media	3.87%
Utilities	3.57%
Telecommunications	2.59%
Construction & Materials	1.38%
Real Estate	1.19%
Technology	0.79%
Chemicals	0.73%
Automobiles & Parts	0.00%
* Sector designations are determined by FTSE using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. The Real Estate industry contains the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they remain in the Financials industry. The Telecommunications industry was expanded via the addition of companies from the Technology industry and the Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which includes Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which are grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are a blend of the existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry shifting to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry shifting to the new Consumer Discretionary industry.
** Information provided by FTSE. Percentages may not sum to 100% due to rounding.
The top five Basket Component Constituents of the UKX as of November 30, 2020, by weight, are: Unilever N.V. (6.96%); AstraZeneca PLC (6.14%); HSBC Holdings PLC (4.74%), GlaxoSmithKline (4.05%); and Diageo PLC (3.96%).
The above information was derived from information prepared by FTSE, however, the percentages we have listed above are approximate and may not match the information available on FTSE’s website due to subsequent corporation actions or other activity relating to a particular stock.

UKX Composition and Selection Criteria
The UKX consists of the 100 largest U.K.-listed blue chip companies, based on full market capitalization, that pass screening tests for free-float and liquidity. The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month. The FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee, which we refer to as the Committee, meets quarterly to approve the constituents of the index. Any Basket Component Constituent changes are implemented after the close of business on the third Friday of the review month (i.e. effective Monday), following the expiration of the Intercontinental Exchange Futures Europe futures and options contracts.
Eligibility Standards
Only “premium listed” equity shares, as defined by the Financial Conduct Authority in its Listing Rules Sourcebook, are eligible for inclusion in the UKX. Eligible stocks must pass free-float and liquidity screens before being included in the index.
Free-Float Screen — With regard to free-float, a stock must have a minimum free float (as described below) of 25% if the issuing company is incorporated in the United Kingdom and 50% if it is a non-United Kingdom incorporated company. Companies with a free float of 5% or below are excluded from the UKX. A new company may be initially included in the UKX with a free float outside of the above parameters so long as it has an initial free float above 5% and it is expected to meet the minimum free float requirements within 12 months of its first day of trading.

Foreign Ownership Restrictions and Minimum Headroom Requirement — For the avoidance of doubt, constituents which restrict the number of shares that a UK investor can hold may be included in the UKX with an investability weight equal to the foreign ownership limit. However, the actual calculated free float will be referenced to determine if the constituent meets the minimum free float criteria for index eligibility.
Minimum Voting Rights Screen — Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for inclusion in the UKX. Current constituents who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the UKX.
Liquidity Screen — With regard to liquidity, each eligible stock is tested for liquidity annually in June by calculating its median daily trading per month. When calculating the median of daily trades per month of any security, a minimum of 5 trading days in each month must exist, otherwise the month is excluded from the test. Where a security has a market quote in multiple currencies, only volume data from the eligible Sterling quote will be used in the liquidity test. Liquidity is tested from the first business day in May of the previous year to the last business day of April. The median trade is calculated by ranking each daily trade total and selecting the middle-ranking day. Any period of suspension is not included in the test. The liquidity test is applied on a pro-rata basis where the testing period is less than 12 months. A stock not presently included in the UKX that does not turnover at least 0.025% of its shares in issue (after application of any investability weightings) based on its median daily trade per month in at least ten of the 12 months prior to the annual index review in June will not be eligible for inclusion until the next annual review. An existing constituent failing to trade at least 0.015% of its shares in issue (after the application of any investability weightings) based on its median daily trade per month for at least eight of the 12 months prior to the annual index review will be removed from the UKX and will not be eligible for inclusion until the next annual review. New issues must have a minimum trading record of at least 20 trading days prior to the review date and that they have turned over at least 0.025% of their shares in issue (after the application of any investability weightings) based on their median daily trade each month, on a pro-rata basis since premium listing or UK Nationality allocation date if non-UK incorporated.
Price— With regard to price, the Committee must be satisfied that an accurate and reliable price exists for purposes of determining the market value of a company. To be eligible for inclusion in the UKX, a stock must have a full listing on the London Stock Exchange with a Sterling-denominated price on SETS (SETS is the London Stock Exchange’s trading service for, for among other securities, those included in the UKX).
Market Capitalization Ranking — Eligible stocks that pass the free-float and liquidity screens and that have an accurate and reliable price are ranked by the Committee according to their market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded. Only the quoted equity capital of a constituent company will be included in the calculation of its market capitalization. Where a company has two or more classes of equity, secondary lines will be included in the calculation of the market capitalization of the company only if those lines are significant and liquid. The Committee will add a stock to the UKX at the quarterly review if it has risen to 90th place or above on the full market capitalization rankings and will delete a stock at the quarterly review if it has fallen to 111th place or below on these rankings. Market capitalization rankings are calculated using data as of the close of business on the day before the review.

100 Constituent Limitation — The UKX always contains 100 Basket Component Constituents. If a greater number of companies qualify to be inserted in the UKX than qualify to be removed, the lowest ranking Basket Component Constituents of the UKX will be removed so that the total number of Basket Component Constituents remains at 100 following inclusion of those that qualify to be inserted. Likewise, if a greater number of companies qualify to be removed than to be inserted at the quarterly review, securities of the highest ranking companies that are then not included in the UKX will be inserted to match the number of companies being removed, in order to maintain the total at 100.
UKX Calculation
The UKX is a market capitalization weighted index. This means that the price movement of a larger company (that is, one representing larger percentage of the index) will have a greater effect on the price of the index than will the price movement of a smaller company (that is, one representing a smaller percentage of the index).
The value of the UKX is represented by a fraction, (a) the numerator of which is the sum of the product of (i) the price of each Basket Component Constituent, (ii) the number of shares issued for each such Basket Component Constituent and (iii) a free float factor for each such Basket Component Constituent (described more fully below), and (b) the denominator of which is a divisor. The divisor represents the total issued share capital of the index on the base date; the divisor may be adjusted as necessary to allow for changes in issued share capital of individual securities without distorting the UKX.
As noted above, a free float factor is applied to each Basket Component Constituent. By employing this approach, FTSE uses the investable market capitalization, not the total market capitalization, of each Basket Component Constituent to determine the value of the UKX. Investable market capitalization depends on free float. The following are excluded from free float: shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension schemes for governments); shares held by sovereign wealth funds where each holding is 10% or greater of the total number of shares in issue; shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated; shares held within employee share plans; shares held by public companies or by non-listed subsidiaries of public companies; shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater of the total number of shares in issue; all shares where the holder is subject to a lock-in clause (for the duration of that clause, after which free float changes resulting from the expiration of a lock-in clause will be implemented at the next quarterly review subject to the expiration date of such lock-up clause occurring on or prior to the share and float change information cut-off date; shares held by an investor, investment company or an investment fund for publicly announced strategic reasons and shares held by an investor, investment company or an investment fund that has an employee on the board of directors of a company, has a shareholder agreement, has successfully placed a current member to the board of directors or has nominated a current member to the board of directors alongside a shareholder agreement with the company; and shares that are subject to ongoing contractual agreements (such as swaps) where they would ordinarily be treated as restricted. Shares disclosed as being held by a nominee account are typically regarded as free float, unless a restricted shareholder is identified as holding shares through such nominee account, in which case that portion of shares will be restricted from free float. In addition, while portfolio holdings such as pension funds, insurance funds or investment companies will generally not be considered as restricted from free float, where a single portfolio holding is 30% or greater it will be regarded as strategic and therefore restricted (and will remain restricted until the holding falls below 30%).
The UKX is recalculated whenever errors or distortions occur that are deemed to be significant. Users of the UKX are notified through appropriate media.
UKX Maintenance
The UKX is reviewed quarterly for changes in free float. A Basket Component Constituent’s free float is updated during the June review regardless of the size of the change. At the March, September and December quarterly updates, a constituent with a free float greater than 15% will have its free float updated if it moves by more than three percentage points above or below the existing free float. A Basket Component Constituent with a free float of 15% or below will be subject to a one percentage point threshold. Free float changes resulting from corporate events will not be subject to the percentage change requirements, and will be implemented in line with the event. If a Basket Component Constituent is the target of a tender offer but the conditions for removal from the UKX are not met, FTSE may implement a free float change when (i) the minimum acceptance level as stipulated by the acquirer has been met, (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment, and (iii) all pertinent offer conditions have been reasonably met.
At each quarterly review, the Committee publishes a Reserve List containing the six highest ranking non-constituent companies of the UKX. The Reserve List will be used in the event that one or more Basket Component Constituent are deleted from the index during the period up to the next quarterly review. If a merger or takeover results in one Basket Component Constituent being absorbed by another Basket Component Constituent, the resulting company will remain a Basket Component Constituent and a vacancy will be created. This vacancy will be filled by selecting the highest ranking security in the Reserve List as at the close of the UKX calculation two days prior to the deletion and related index adjustment. If a Basket Component Constituent is taken over by a non-constituent company, the original constituent will be removed and may be replaced by the acquiring company where eligible for the UKX. Otherwise the highest ranking company on the Reserve List will serve as the replacement. If a Basket Component Constituent company is split to form two or more companies, both eligible for the UKX, then the resulting companies’ index memberships will be re-assessed in order to rebalance the UKX back to 100. The full market capitalizations at the close on the day of the split will be used to determine the most appropriate index memberships for continued inclusion. The changes will then be applied at market close on the following day. Consequently, the UKX may have more than 100 companies for two days. If the market price of a company resulting from a split is unavailable it may be retained in the UKX for up to 20 business days and if trading has not commenced, it will be deleted at zero value. If a split results in the inclusion of an ineligible company, then the ineligible company will remain in the UKX for two trading days and then be deleted at the market price. The eligible company will be retained in the UKX as the replacement company and its continued index membership will be reviewed at the next quarterly index review. If a Basket Component Constituent is delisted or ceases to have a firm quotation, it will be removed from the list of constituents and be replaced by the highest ranking eligible company from the Reserve List.
Adjustments due to mergers and acquisitions are applied to the UKX after the action is determined to be final. In the event that a Basket Component Constituent is being acquired for cash or is delisted subsequent to an index review, such constituent will be removed from the UKX in conjunction with the index review, assuming that the action is determined to be final and a minimum of two days’ notice can be provided.
Between constituents: When mergers and acquisitions take place between companies that are both constituents of the UKX for cash, the target company is deleted from the UKX at the last traded price. When mergers and acquisitions take place between companies that are both constituents of UKX for stock, the target company is deleted from the UKX and the shares of the acquiring stock are increased according to the offer terms. When mergers and acquisitions take place between companies that are both constituents of the UKX for cash or stock or a combination thereof, the target company is deleted from the UKX and the shares of the acquiring company are simultaneously increased per the merger terms.
Between a Basket Component Constituent and a non-constituent:  If the target company is a member of the UKX, it is deleted from the UKX and the acquiring company will be included initially in the UKX provided it is eligible in all other respects at the time of the merger, regardless of previous eligibility screenings. If the acquiring company is deemed eligible it will be added to the UKX on the effective date and the opening price will be calculated using the offer terms.  When a UKX constituent acquires a non-constituent that is a FTSE Universe member, the shares of the member acquiring company will be updated to reflect the merger. Any share update will be made giving appropriate notice.
Given sufficient market hours after the confirmation of a merger or acquisition, FTSE effects the action after the close on the last day of trading of the target company, or at an appropriate time once the transaction has been deemed to be final.
If a Basket Component Constituent is the target of a tender offer, it will normally be removed from the UKX with a minimum T+2 notice when (i)(a) offer acceptances reach 90%, (b) shareholders have validly tendered and the shares have been irrevocably accepted for payment, and (c) all pertinent offer conditions have been reasonably met and the acquirer has not explicitly stated that it does not intend to acquire or squeeze out the remaining shares; (ii) there is reason to believe that the remaining free float is under 5% based on information available at the time; or (iii) following completion of the offer, the acquirer has stated that the offer has been declared wholly unconditional.
Where the conditions for index deletion are not met, FTSE may implement a free float change based on the reported acceptance results at the expiration of the initial, subsequent or final offer period where (i) the minimum acceptance level as stipulated by the acquiror has been met; (ii) shareholders have validly tendered and the shares have been irrevocably accepted for payment; (iii) all pertinent offer conditions have been reasonably met and (iv  the change to the current float factor is greater than 3%.  FTSE uses the published results of the offer to determine the new free float of the target company. If no information is published in conjunction with the results from which FTSE can determine which shareholders have and have not tendered, the free float change will reflect the total shares now owned by the acquiring company. A minimum T+2 notice period of the change is generally provided. Any subsequent disclosure on the updated shareholder structure will be reviewed during the quarterly review cycle. If the offer includes a stock consideration, the acquiring company’s shares will be increased proportionate to the free float change of the target company.  If the target company’s free float change is greater than 3%, the associated change to the acquiring company’s shares will be implemented regardless of size. Additionally, if the change to the target company is less than 3%, then no change will be implemented to the target or the acquiring company at the time of the event, regardless of any change to the acquiring company’s shares. The target company will then be deleted as a second-step, if the conditions for deletion are achieved at the expiration of a subsequent offer period.

In exceptional circumstances, any review changes due to be effective for the companies involved in a tender offer may be retracted if FTSE becomes aware of a tender offer which is due to complete on or around the effective date of such index review changes. Such exceptional circumstances may include undue price pressure being placed on the companies involved, or if proceeding with the review changes would compromise the replicability of the UKX.
A stock will be deleted as a constituent if it is delisted from all eligible exchanges, becomes bankrupt, files for bankruptcy protection, is insolvent or is liquidated, or where evidence of a change in circumstances makes it ineligible for index inclusion. Any security which has been deleted from the UKX as a result of bankruptcy or any non-constituent which was previously in bankruptcy will only be considered for index eligibility after a period of 12 months following it exiting bankruptcy protection. For the purpose of index eligibility, the security will be treated as a new issue.
Capitalization Adjustments
A secondary line of a company will be considered for index inclusion if its total market capitalization before the application of any adjustments based on the extent to which the shares are publicly traded, is greater than 25% of the total market capitalization of the company’s principal line and the secondary line is eligible, in its own right. Should the total market capitalization of a secondary line fall below 20% of the total market capitalization of the company’s principal line at an annual review, the secondary line will be deleted from the UKX unless its total market capitalization remains above the qualification level for continued inclusion as a constituent of the UKX at that review. Where a company has partly paid shares, these shares, together with the outstanding call(s), are both included in the UKX.
Share Weighting Changes — For the purposes of computing the UKX, to prevent a large number of insignificant weighting changes, the number of shares in issue for each Basket Component Constituent is amended only when the total shares in issue held within the index system changes by more than 1% on a cumulative basis or the total free float changes by more than 3% on a cumulative basis. A company with a free float of 15% or below will not be subject to the 3% threshold and will instead be updated if the change is greater than 1%. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The data for these changes will be taken from the close of business on the Friday five weeks prior to the review implementation.
If a corporate action is applied to a constituent which involves a change in the number of shares in issue, the change in shares will be applied simultaneously with the corporate action.
Shares in Issue Increase — When a company increases the number of shares it has in issue, the market capitalization of that company increases and the total market capitalization will rise accordingly. The index divisor is adjusted to maintain a constant index value.
Weighting Amendments — The market capitalization of a company is adjusted to take account of various corporate actions. To prevent the value of the UKX from changing due to such an event, all corporate actions which affect the market capitalization of the UKX require an offsetting divisor adjustment. By adjusting the divisor, the value of the UKX remains constant before and after the event. Below is a summary of the more frequent corporate actions and their resulting adjustment.
Type of Corporate Action	Adjustment	Adjustment to Divisor
Issue of new shares	Share weighting increased	Yes
Bonus issue of same stock or stock split	Number of shares held before issue or split divided by number of shares held after issue or split	No
Rights Issues/Entitlement Offers -These are an entitlement issued to shareholders which give them the right to buy additional shares directly from the company in proportion to existing holdings. FTSE will only adjust the UKX to account for a right if the subscription price of the right is at a discount to the market price of the Basket Component Constituent. Provided FTSE has been alerted to the rights offer prior to the ex-date, a price adjustment and share increase proportionate to the terms of the offer will be implemented before the open on the ex-date. The rights become attached to the shares on the ex-date.
Where the rights issue/entitlement offer subscription price remains unconfirmed on the ex-date, FTSE will estimate the subscription price using the value being raised and the offer terms. If the rights issue is greater than ten to one, FTSE will consider this “highly dilutive” and, to facilitate replication, will include on the ex-date a separate temporary line to reflect the market value of the rights (together with a temporary line at a fixed value to reflect the subscription cash) until the end of the subscription period, at which point the temporary lines will be deleted and the new shares will be consolidated into the existing share line.
Where the shares being issued are not entitled to the next dividend, FTSE will deviate from the standard index treatment and include on the ex-date a separate temporary line to reflect the market value of the rights (together with a temporary line at a fixed value to reflect the subscription cash). If the dividend ex-date occurs prior to the end of the rights subscription period, the temporary lines will be deleted and the new shares assimilated into the ordinary line at the open on the dividend ex-date. If the dividend ex-date occurs after the expiration of the rights subscription period, the temporary rights and cash line will be deleted after the close on the last day of the rights subscription period, and replaced by a temporary dummy line equal to the ordinary line close price minus the upcoming dividend. On the open of the ex-dividend date, the dummy line is deleted and the shares are aggregated with the ordinary line.
In the event the rights issue involves a non-constituent (including non-equity) and the value of the right cannot be determined, there will be no adjustment on the ex-date. If the rights are scheduled to trade, a rights line will be added to the index at a value of zero on the ex-date and will be deleted from the index at the market price when it commences trading, with T+5 notice. If the rights have not commenced trading within 20 business days of the ex-date, they will be removed at zero value. No cash temporary line will be included as the index will not subscribe to the rights.
Where a company announces an open offer or a rights issue with an ex-entitlement date on the same day, FTSE will apply an index adjustment either before the market-open on the ex-entitlement day or as an intra-day adjustment as soon as possible thereafter. The adjustment will be applied based on the previous day’s closing price with the new shares included in the index weighting at the open offer price.
In the case of an accelerated rights offer, where the ex-date is theoretical and typically not quoted by the exchange, shares are increased and a price adjustment is applied according to the terms of the offer before the open on the day the security resumes trading.
Market Disruption
If there is a system problem or situation in the market that is judged by FTSE to affect the quality of the constituent prices at any time when an index is being calculated, the index will be declared indicative (e.g. normally where a “fast market” exists in the equity market). The message “IND” will be displayed against the index value calculated by FTSE.
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The UKX is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.
All copyright and database rights in the index values and constituent list vest in FTSE.
License Agreement
We have entered into a non-exclusive license agreement with FTSE, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the UKX, which is owned and published by FTSE, in connection with certain products, including the Notes.
Neither FTSE nor the LSE makes any representation or warranty, express or implied, to the depositors of the Notes or any member of the public regarding the advisability of investing in structured products generally or in the Notes particularly, or the ability of the UKX to track general stock market performance. FTSE and the LSE’s only relationship with the Issuer is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to the Issuer or the Notes. FTSE and the LSE have no obligation to take the needs of the Issuer or the depositors of the Notes into consideration in determining, composing or calculating the UKX. Neither FTSE nor the LSE is responsible for and has not participated in the determination of the timing, price or quantity of the Notes to be issued or in the determination or calculation of the amount due at maturity of the Notes. Neither FTSE nor the LSE has any obligation or liability in connection with the administration, marketing or trading of the Notes.
The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the LSE, and neither FTSE nor the LSE makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the said component stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE nor the LSE shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the LSE shall be under any obligation to advise any person of any error therein.
“FTSE®”, “FTSETM”, “FT-SE®” and “Footsie®” are trademarks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. “All-World”, “All-Share” and “All-Small” are trademarks of FTSE International Limited.

Swiss Market Index (“SMI”)
The SMI:
•	was first launched with a base level of 1,500 as of June 30, 1988; and
•	is sponsored, calculated, published and disseminated by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “Exchange”).
The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the Swiss Stock Exchange. The SMI represents more than 75% of the free-float market capitalization of the entire Swiss market.

As of November 12, 2020, the top ten constituents of the Swiss Market Index (and their respective weightings in the Swiss Market Index) were: Novartis AG (17.31%), Nestle SA (17.24%), Roche Holding AG (17.14%), Zurich Insurance Group AG (5.27%), ABB Ltd (4.84%), Lonza Group AG (4.57%), UBS Group AG (4.50%), Compagnie Financière Richemont SA (3.91%), Sika AG (3.40%) and Givaudan SA (2.98%).
As of November 12, 2020, the ICB industry sectors in the Swiss Market Index (and their respective weights) were: Basic Materials (2.98%), Consumer Goods (21.81%), Financials (17.71%), Health Care (41.93%), Industrials (14.33%) and Telecommunications (1.24%) (may not sum to 100% due to rounding). The ICB structure was updated effective as of July 1, 2019. While the changes to the ICB structure are effective as of July 1, 2019, the current ICB structure has not yet been implemented by the index sponsor and the sector data reflects the ten ICB industries structure prior to July 1, 2019.The aforementioned changes (which are not reflected above) include the addition of an 11th industry, Real Estate, to the ICB, an expansion and reorganization of the current Telecommunications industry, a reorganization of the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and the renaming of the Oil & Gas industry to the Energy industry. The Real Estate industry contains the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they remain in the Financials industry. The Telecommunications industry was expanded via the addition of companies from the Technology industry and the Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which includes Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which are grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are a blend of the existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry shifting to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry shifting to the new Consumer Discretionary industry. Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
SMI® Composition and Selection Criteria
The SMI is comprised of the 20 highest ranked stocks traded on the Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies, although in some cases foreign issuers with a primary listing on the Exchange that submit to certain reporting requirements or investment companies that do not hold any shares of any company that has a primary listing on the Exchange may be included.
The ranking of each security is determined by a combination of the following criteria:
•
average free-float market capitalization over the last 12 months (compared to the capitalization of the Swiss Performance Index, which serves as a benchmark for the overall Swiss equity market and as the index universe for the index), and

•	cumulative on order book turnover over the last 12 months (compared to the total turnover of the Swiss Performance Index).
Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the SMI.
The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading. For companies that were listed during the last 12 months, the cumulated on order book turnover generally excludes the first 5 trading days in the calculation. The ordinary index reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists based on the average free-float market capitalization and cumulative on order book turnover over the last 12 months are also published at the cut off dates March 31, September 30 and December 31.
The 18 securities with the highest rank are selected for inclusion in the SMI. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.
If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Swiss Exchange, it will not be included in the SMI unless it satisfies an additional liquidity criteria. For this purpose all the components of the Swiss Performance Index are ranked based on their cumulated on order book turnover over the past 12 months relative to the total turnover of the Swiss Performance Index. Such a security must rank at least 18 or better in terms of the cumulated on order book turnover over the past 12 months and if it ranks 23 or lower it will be automatically excluded from the SMI (i.e., without considering its free float).
Maintenance of the SMI
Basket Component Constituent Changes. In the case of major market changes as a result of corporate actions, the Management Committee of SIX Swiss Exchange can decide at the request of the Index Commission that a security should be admitted to the SMI outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the 5th trading day prior to the end of November cannot be included until the following March). If a delisting has been confirmed, it will be removed from the SMI at the next upcoming ordinary quarterly adjustment date (March, June, September and December) with a notice period of at least five days. However, if the delisting would be effective before the ordinary index review, the security is excluded from the SMI on the effective date of the delisting. If a delisted company is removed before the ordinary index review, it will be replaced by the best ranked candidate on the selection list which is not yet part of the SMI in order to maintain 20 components.
Capped Weightings and Intra-Quarter Breaches. The weight of any Basket Component Constituent that exceeds a weight of 18% within the SMI is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such constituent’s free float market capitalization. A Basket Component Constituent’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other Basket Component Constituents. The constituents are also capped to 18% as soon as two Basket Component Constituents exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to be 18% effective after the close of the following trading day. If an issuer is represented in the SMI by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.
Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for the purposes of index calculation.
Fundamentally deemed to be shares in firm hands are shareholdings that have been acquired by one person or a group of persons in companies and that reach or exceed the threshold of 5%. Shares of persons and groups of persons who are subject to a shareholder or lockup agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company are also deemed to be in firm hands.
For the calculation of the number of shares in firm hands, the Exchange may also use other sources than the reports submitted to it. In particular, the Exchange may use data gained from issuer surveys that it conducts itself.
In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating. The Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.
The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates (“Partizipationsscheine”) and bonus certificates (“Genussscheine”) is taken into full account in calculating the SMI because it does not confer voting rights.
The number of securities in the SMI and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are provisionally pre-

announced at least one month before the effective date, although the index sponsor reserves the right to take account of recent changes up to five trading days before the effective date.
In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively, occurs from one trading to the next and is in conjunction with a corporate action.
Such an adjustment takes effect after a notification period of two trading days based on the information available.
Calculation of the SMI
The index sponsor calculates the SMI using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

Swiss Market	=	Free Float Market Capitalization of the SMI®
Index		Divisor
The “free float market capitalization of the SMI” is equal to the sum of the product of the last-paid price, the number of shares, the free float factor, the capping factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a Basket Component Constituent. Where any Basket Component Constituent price is unavailable on any trading day, the index sponsor will use the last reported price for such Basket Component Constituent. Only prices from the Exchange’s electronic order book are used in calculating the SMI.
Divisor Value and Adjustments
The divisor is a technical number used to calculate the SMI and is adjusted to reflect changes in market capitalization due to corporate events.
Below are common corporate events and their impact on the divisor of the SMI.
Event	Divisor Change?
Regular cash dividend	No
Share split	No
Rights issue	If the rights issue is used to raise capital, the divisor increases. If the rights issue is used to return capital, the divisor decreases.
Merger & Acquisition activities
Mergers and acquisitions are corporate actions that go along with a change to the ownership structure of one or more companies. This can result in the disappearance of the involved companies and in the creation of a new company (merger) or in the integration of one company into the other (acquisition). Therefore, the corporate action may lead to a new listing or to a delisting which results in an adjustment of the index composition. In both cases a change in the number of shares or the free float factor are to be considered which result in a change of the components weight.
Spinoff
A spinoff takes place if a company divests parts of its business into a new company and lists its shares. The shares of this newly created company are equally distributed to the shareholders of the existing company. Therefore in principle a spinoff is treated like an extraordinary payment. However, there is no market price available at the ex-date of the spinoff. In order to receive such a market price, the company spun off is kept in the SMI during the ex-date. The opening price will be 0. The instrument is added to the SMI at the ex-date with a price of 0. The adjustments using the market value are effective the first trading day after the ex-date based on the closing values of the ex-date.

License Agreement
We have entered into a non-exclusive license agreement with SIX Swiss Exchange, whereby we and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the SMI, which is owned and published by SIX Swiss Exchange, in connection with certain products, including the Notes.
These Notes are not in any way sponsored, endorsed, sold or promoted by the SIX Swiss Exchange and the SIX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI and/or the figure at which the SMI stands at any particular time on any particular day or otherwise. However, the SIX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI and the SIX Swiss Exchange shall not be under any obligation to advise any person of any error therein.
SIX Group, SIX Swiss Exchange, SPI, Swiss Performance Index (SPI), SPI EXTRA, SPI ex SLI, SMI, Swiss Market Index (SMI), SMI MID (SMIM), SMI Expanded, SXI, SXI Real Estate, SXI Swiss Real Estate, SXI Life Sciences, SXI Bio+Medtech, SLI, SLI Swiss Leader Index, SBI, SBI Swiss Bond Index, SAR, SAR SWISS AVERAGE RATE, SARON, SCR, SCR SWISS CURRENT RATE, SCRON, SAION, SCION, VSMI and SWX Immobilienfonds Index are trademarks that have been registered in Switzerland and/or abroad by SIX Group Ltd respectively SIX Swiss Exchange. Their use is subject to a license.

S&P/ASX 200 Index (“AS51”)
The AS51:
•	was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current index sponsor on April 3, 2000; and
•	is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a division of S&P Global Inc. (“S&P”).
The AS51 includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange, which we refer to as the ASX; by float-adjusted market capitalization. As discussed below, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the AS51. Hybrid stocks such as convertible stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion. Stocks currently under consideration for merger or acquisition are not eligible for inclusion or promotion to the AS51.
As of November 30, 2020, the top 10 Basket Component Constituents by weight were the following: CSL Ltd., Commonwealth Bank of Australia, BHP Group Ltd., Westpac Banking Corp., National Australia Bank Ltd., Wesfarmers Ltd., ANZ Banking Group, Woolworths Group Ltd., Macquarie Group Ltd. and Transurban Group NPV.
As of November 30, 2020, the 11 GICS industry sectors represented by stocks in the AS51 include: Financials (28.3%), Materials (18.9%), Healthcare (11.4%), Consumer Discretionary (7.4%), Industrials (7.4%), Real Estate (7.1%), Consumer Staples (5.9%), Information Technology (4.1%), Communications Services (4.1%), Energy (3.9%) and Utilities (1.5%). Sector designations are determined by S&P using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
As of November 30, 2020, the countries of domicile included in the AS51 and their relative weights were: Australia (96.2%), New Zealand (2.1%), United States (1.5%), United Kingdom (0.1%) and France (0.1%).
Component, sector and country of domicile information is provided by S&P and, where applicable, the percentages may not sum to 100% due to rounding.
The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Basket Component Constituents for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 Basket Component Constituents may be selected.
The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor (the “IWF”) are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.
Number of Shares
When considering the AS51 eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.
Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (CDIs) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the AS51 to be reflective of the Australian market.
The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a six-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.
IWF
The ASX is float-adjusted, meaning that the share counts used in calculating the ASX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by certain shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed; private equity, venture capital and special equity firms; asset managers and insurance companies with board of directors representation; shares held by another publicly traded company; holders of restricted shares; company-sponsored employee share plans or trusts, defined contribution plans/savings and investment plans; foundations or family trusts associated with the company; government entities at all levels except government retirement or pension funds; sovereign wealth funds; and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “control holders”). To this end, S&P excludes all share-holdings (other than depositary banks; pension funds, including government pension and retirement funds; mutual funds, exchange traded fund providers, investment funds and asset managers, including hedge funds with no board of director representation; investment funds of insurance companies; and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations.
The exclusion is accomplished by calculating an investable weight factor (IWF) for each stock that is included in the ASX as follows:
IWF = (available float shares)/(total shares outstanding)
where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.
A company must have a minimum IWF of 0.3 to be eligible for index inclusion, however an IWF at or above that level is not necessary for ongoing index membership.
IWFs are reviewed annually as part of the September quarterly review.
Liquidity Test
Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 companies of the All Ordinaries index, another member of the S&P/ASX index family.
AS51 Maintenance
S&P rebalances the Basket Component Constituents quarterly to ensure adequate market capitalization and liquidity based on the previous six months’ worth of data. The reference date used for the six months’ worth of trading data is the last Friday of the month prior to the rebalancing, except for the September rebalancing where the reference date for data used is the second to last Friday of August. Quarterly review changes take effect after the market close on the third Friday of March, June, September and December. Eligible stocks are considered for AS51 inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the AS51, provided that liquidity hurdles are met. Stocks that fail the relative liquidation criteria are typically removed from the float-adjusted market capitalization rankings.
In order to limit the level of AS51 turnover, eligible non-constituent securities will generally only be considered for AS51 inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. In order to be added to the AS51, a stock must be ranked 179th or higher, and in order to be deleted from the AS51, a stock must be ranked 221st or lower. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing. The buffers serve as guidelines for arriving at any potential constituent changes to the AS51, however, these rules can be by-passed when circumstances warrant.
Between rebalancing dates, an AS51 addition is generally made only if a vacancy is created by an index deletion. AS51 additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between AS51 rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the AS51 at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.
Share numbers for all Basket Component Constituents are updated quarterly and are rounded to the nearest thousand for all domestic Australian stocks.
Share updates for foreign-domiciled securities will take place at each quarterly rebalancing. The update to the number of index shares will only take place when the 3-month average of CDIs or the total securities held in the Australian branch of the issuer sponsored register (where supplied) and in CHESS, on the rebalancing, differs from the current index shares by 5% or more. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.
Intra-Quarter Changes to the Number of Shares of a Constituent
Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule.
Accelerated Implementation Rule
1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:
(a) at least US $150 million, and
(b) at least 5% of the pre-event total shares.
In addition to the materiality threshold, public offerings must satisfy the following conditions:
•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.
For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and US $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.
2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced by S&P.
Exception to the Accelerated Implementation Rule
For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.
All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy
For accelerated implementation, S&P will provide two (2) business days’ notice for all non-US domiciled stocks, and one (1) business days’ notice for all US domiciled stocks.
IWF Updates
Accelerated implementation for events less than US $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.
IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.
Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.
Other than the situations described above, please note that IWF changes are only made at the annual IWF review.
Share Updates
When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float- adjusted shares. However, in such instances, S&P will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%.
For companies with multiple share class lines, the 5% share change threshold is based on each individual multiple share class line rather than total company shares.
Changes to share counts that total less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September, and December.
Exceptions:
Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.
Rebalancing Guidelines – Share/IWF Freeze
A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data is released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 13, the share/IWF freeze period will begin after the close of trading on Tuesday, March 10 and will end after the close of trading the following Friday, March 20 (i.e. the third Friday of the rebalancing month).
During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. All changes that qualify for accelerated implementation scheduled to be effective during the share/IWF freeze period will instead be announced on the third Friday of the rebalancing month, and implemented five business days after the quarterly rebalancing effective date.
AS51 Calculation
The AS51 is calculated using a base-weighted aggregate methodology. The value of the AS51 on any day for which an AS51 value is published is determined by a fraction, the numerator of which is the sum for all Basket Component Constituents of the products of the price of each stock in the AS51 times the number of shares of such stock included in the AS51 times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the AS51 from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the AS51 and ensures that the movement of the AS51 does not reflect the corporate actions of the individual companies that comprise the AS51.
The table below summarizes the types of index adjustments and indicates whether the corporate action will require a divisor adjustment:
Corporate Action	Treatment
Company addition/deletion
Addition
Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.
Deletion
The weights of all stocks in the AS51 will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Spin-off
The spin-off is added to the AS51 on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date the spin-off will have the same attributes as its parent company, and will remain in the AS51 for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.
If the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being deleted is reinvested across all the index components proportionally such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the AS51 does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the AS51.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering
All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Recalculation Policy
S&P reserves the right to recalculate and republish the S&P/ASX 200 Index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate event; (3) incorrect application of an index methodology; (4) late announcement of a corporate event; or (5) incorrect calculation or data entry error. The decision to recalculate the S&P/ASX 200 Index is made at the discretion of the index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from a recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate event, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the S&P/ASX 200 Index is recalculated.  In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the S&P/ASX 200 Index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the S&P/ASX 200 Index following specified guidelines. In the event that the S&P/ASX 200 Index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.
Calculations and Pricing Disruptions
Prices used to calculate the S&P/ASX 200 Index are obtained from IDC and Refinitiv. If the relevant exchange suffers a failure or interruption, real-time calculations are halted until the exchange confirms that trading and price dissemination has resumed.
If the interruption is not resolved before the market close and the exchange publishes a list of closing prices, those prices are used to calculate the closing value of the S&P/ASX 200 Index. If no list is published, the last trade for each security before the interruption is used to calculate the closing value of the S&P/ASX 200 Index. If no trades were reported for a security, the previous close adjusted for corporate actions is used for index calculation.
In extreme circumstances, S&P may decide to delay index adjustments or not publish the S&P/ASX 200 Index.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
In the event of an unexpected exchange closure, S&P uses the following guidelines:
(i)	If an unexpected exchange closure occurs prior to the open of trading and it is indicated that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday.
(ii)
If a market disruption occurs intraday, S&P will wait for the impacted exchange to publish a list of closing prices, which will then be used to calculate the closing index values. If no list is published, the last trade for each security before the interruption is used to calculate the index closing value. If no trades were reported for a security, the previous closing price, adjusted for corporate actions, is used for index calculation.

License Agreement
The AS51 is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); “Standard & Poor’s®,” “S&P/ASX 200®” and “S&P®” are trademarks of S&P Financial; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us.  The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the AS51 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the AS51 is the licensing of the AS51 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The AS51 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes. S&P Dow Jones Indices have no obligation to take our needs or the owners of Notes into consideration in determining, composing or calculating the AS51. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the AS51 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE AS51 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AS51 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information of the Basket Components
The graphs below set forth the information relating to the historical performance of each Basket Component.
The graphs below show the daily historical closing levels of each Basket Component from December 14, 2010 through December 14, 2020. We obtained the information regarding the historical performance of each Basket Component in the charts below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of a Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Index Level of any Basket Component or the Final Basket Level. We cannot give you any assurance that the performance of the Basket will result in any positive return on your initial investment.

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the TOPIX

Historical Performance of the FTSE 100 Index

Historical Performance of the SMI® Index

Historical Performance of the S&P/ASX 200 Index
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Hypothetical Information of the Basket
The following graph sets forth the hypothetical closing levels of the Basket for the period from December 14, 2010 through December 14, 2020, assuming that the closing level of the Basket was 100 on December 14, 2010. We derived the closing levels of the Basket based on (i) the method to calculate the basket closing level as described in this document and (ii) actual closing levels of the Basket Components on the relevant date. The closing level of the Basket has been normalized such that its hypothetical closing level on December 14, 2010 was 100. As noted in this document, the Initial Basket Level was set to 100 on the Pricing Date. The level of the Basket can increase or decrease due to changes in the levels of the Basket Components.

Historical Performance for the Basket

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Basket Components. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any Basket Component Constituent Issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to any Basket Component or any U.S. Basket Component Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Components, any Basket Component Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket Components, any Basket Component Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Basket Components, any Basket Component Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and those of the Basket Component Constituent Issuers).

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to GS&Co. GS&Co. and its affiliates will receive a discount of $17.50 per $1,000 Principal Amount, comprised of $2.50 of fees and $15.00 of selling commission for Notes that it sells to investors.
The Issuer or an affiliate expects to enter into swap agreements or related hedge transactions with Goldman Sachs International and/or its affiliates in connection with the sale of the Notes, and Goldman Sachs International and/or an affiliate may earn income as a result of payments pursuant to the swap, or the related hedge transactions. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the product prospectus supplement. We or one of our affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer affiliated with GS&Co. in connection with this offering of the Notes. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Delivery of the Notes will be made against payment for the Notes on the Issue Date, which is the fifth (5th) business day following the Pricing Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We or GS&Co., or any of our or their respective affiliates, may use this pricing supplement in the initial sale of the Notes. In addition, we or GS&Co. or any of our or their respective affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us or GS&Co. or any of our or their respective affiliates, this pricing supplement is being used in a market-making transaction unless we or GS&Co. or any of our or their respective affiliates informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F‑3 filed by TD on May 24, 2019.